Exhibit 99.1

CareDx Names Longtime Patient Advocate Art Torres to Board of Directors

Torres Adds Expertise in Regenerative Medicine and Organ Procurement to the CareDx Board

SOUTH SAN FRANCISCO, Calif., SEPT 15, 2021 (GLOBE NEWSWIRE) — CareDx, Inc. (Nasdaq: CDNA), a leading precision medicine company focused on the discovery, development, and commercialization of clinically differentiated, high-value healthcare solutions for transplant patients and caregivers, today announced the appointment of patient advocate, political leader, and former state senator Art Torres to its Board of Directors.

Torres began his career working alongside Cesar Chavez to fight against pesticide exposure that was killing and sickening farm workers in California. He later served for 20 years in the California legislature, chairing the State Assembly’s Health Committee, and then was elected as chair of the State Democratic Party. He is a colon cancer survivor.

Currently, Torres serves as vice chair of the governing board of the California Institute for Regenerative Medicine as well as a member of the University of California Board of Regents and the Covered California board overseeing Obamacare. He is also the vice chair on the board of One Legacy, an organ transplant foundation based in Southern California, and has been a vocal advocate for organ transplant awareness in communities of color. As an LGBTQ leader, Torres has helped raise research funds and awareness for HIV AIDS and LGBTQ civil rights.

“I am excited to support the team at CareDx,” Torres said. “We share a passion for helping patients and a commitment to strengthen and support the transplant community. CareDx is building a world-class platform that’s helping so many people learn to live and thrive after transplantation. Access to donated organs and support services should be available to all patients in need, regardless of race, ethnicity, gender or sexual orientation. I look forward to helping CareDx advance its inclusive vision.”

“Art’s appointment underscores not only our commitment to patients but also our focus on building an impactful and diverse board of directors,” said CareDx executive chairman Peter Maag. “Art’s extensive policy knowledge, regenerative medicine expertise, and health equity leadership within the LatinX and LGBTQ communities make him a valuable addition to the CareDx board.”

About CareDx

CareDx, Inc., headquartered in South San Francisco, California, is a leading precision medicine solutions company focused on the discovery, development and commercialization of clinically differentiated, high-value healthcare solutions for transplant patients and caregivers. CareDx offers testing services, products, and digital healthcare solutions along the pre- and post-transplant patient journey and is the leading provider of genomics-based information for transplant patients. For more information, please visit: www.CareDx.com.

CONTACTS:

CareDx, Inc.

Sasha King

Chief Marketing Officer

415-287-2393

sking@caredx.com

Investor Relations

Ian Cooney

(415) 287-2300 x3550

investor@caredx.com